UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 15, 2013

UQM Technologies, Inc.
(Exact name of registrant as specified in its charter)

Colorado	1-10869	84-0579156
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4120 Specialty Place
Longmont, Colorado 80504
(Address of principal executive offices, including zip code)

(303) 682-4900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 15, 2013, UQM Technologies, Inc. (the "Company") entered into a new employment agreement (the "Agreement") with Jon Lutz, Vice President of Engineering, effective as of August 22, 2012 and terminating August 31, 2015. Mr. Lutz's prior employment agreement expired by its terms on August 21, 2012.

Pursuant to the Agreement, Mr. Lutz shall receive an annual base salary of $204,000 and an annual automobile allowance of $9,720. Mr. Lutz is also eligible to receive a discretionary annual bonus payable in cash based on a target level of 25% of base salary and long-term equity incentive compensation in the form of common stock or options to acquire common stock based on a target level of 50% of base salary, each as determined based on performance goals set by the Company's Compensation Committee.

The Agreement provides that that if Mr. Lutz's employment is terminated (a) by the Company without Cause (as defined in the Agreement), (b) by Mr. Lutz for Good Reason (as defined in the Agreement), or (c) by Mr. Lutz upon retirement after age 62.5 or upon attaining 20 years of service as an officer of the Company, Mr. Lutz shall receive one month's salary for each completed full year of service as an officer of the Company up to a maximum payment of 24 months base salary, or six months' salary, whichever is greater. In addition, if Mr. Lutz terminates his employment voluntarily he is entitled to a severance payment equal to six months salary if he provides at least six months prior written notice or a severance payment equal to two months salary if he provides less than six months written notice.

Upon termination by the Company following a Change of Control of the Company (as defined in the Agreement), Mr. Lutz shall receive a severance payment equal to two times the sum of his base salary and a discretionary cash bonus (based on the average discretionary annual bonus paid for the preceding three fiscal years), prorated for the portion of the fiscal year during which Mr. Lutz was employed prior to termination. If Mr. Lutz dies during the term of the Agreement, his estate shall receive six months salary. If Mr. Lutz's employment is terminated for disability, Mr. Lutz shall receive one month's salary for each completed full year of service as an officer of the Company up to a maximum payment of 24 months base salary and a discretionary cash bonus (comparable to that paid to other executives on a relative basis for the fiscal year during which the disability event occurs) prorated for the portion of the fiscal year during which Mr. Lutz was employed prior to termination.

Under certain conditions specified in the Agreement, all unvested stock option and restricted stock held by Mr. Lutz may become fully vested and he may be entitled to continue to participate in the Company's group health insurance plan (at his cost) until he attains age 65. The Agreement further provides that the Company shall maintain at its expense, life insurance coverage on Mr. Lutz payable to his designees in an amount equal to three times his annual base salary.

The preceding description of the Agreement is qualified in its entirety by reference to a copy of the Agreement which is being filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No. Description

10.1 Employment Agreement dated February 15, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UQM TECHNOLOGIES, INC.
Dated: February 19, 2013	By: /s/DONALD A. FRENCH
Donald A. French
Treasurer, Secretary and Chief
Financial Officer